Exhibit 11

GOLDSTEIN & LOGGIA CPA’S, LLC

707 TENNENT ROAD

MANALAPAN, NJ 07726

(732) 617-7004

CONSENT

Goldstein & Loggia CPA's LLC consents to the inclusion of our Auditors' Report, dated April 15,2024, which includes an explanatory paragraph as to Ryse Inc.'s ability to continue as a going concern, with respect to the consolidated financial statements of Ryse Inc. for the years ended December 31, 2023 and 2022 in the offering statement on Form 1-A of Ryse Inc., as filed with the United States Securities Exchange Commission.

/s/ Goldstein & Loggia CPA’s LLC

GOLDSTEIN & LOGGIA CPA’S LLC

August 16, 2024